                            SCHEDULE 14A INFORMATION

                  PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

                           Filed by the Registrant {X}

                 Filed by a Party other than the Registrant { }

                           Check the appropriate box:

                         { } Preliminary Proxy Statement
                         {x } Definitive Proxy Statement
                     { } Definitive Additional Materials { }
          Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
        { } Confidential, for Use of the Commission only (as permitted by
                                Rule 14a-6(e)(2))

                           RESTORATION HARDWARE, INC.
                (Name of Registrant as Specified In Its Charter)

      (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

      {x} No Fee Required.

      { } Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
          0-11.

      1) Title of each class of securities to which transaction applies:

      2) Aggregate number of securities to which transaction applies:

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

      4) Proposed maximum aggregate value of transaction:

      5) Total fee paid:

      { } Fee paid previously with preliminary materials:
      { } Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        1) Amount Previously Paid:

        2) Form, Schedule or Registration Statement No.:

        3) Filing Party:

        4) Date Filed:

                           RESTORATION HARDWARE, INC.
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 18, 1999

TO THE STOCKHOLDERS OF RESTORATION HARDWARE, INC.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Restoration Hardware, a Delaware corporation (the 'Company') will be held on Friday, June 18, 1999, at 11:00 a.m. Pacific Daylight Saving Time in the Paradise Park located at 3450 Paradise Drive, Tiburon, California 94925, for the following purposes, as more fully described in the Proxy Statement accompanying this Notice:

     1. To elect three directors to serve for a three-year term ending in the year 2002 or until their successors are duly elected and qualified;

     2. To ratify the appointment of Deloitte & Touche LLP as independent auditors of the Company for the year ending January 29, 2000; and

     3. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

     Only stockholders of record at the close of business on April 19, 1999 are entitled to notice of and to vote at the Annual Meeting. The stock transfer books of the Company will remain open between the record date and the date of the meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at the executive offices of the Company.

     All stockholders are cordially invited to attend the meeting in person. Whether or not you plan to attend, please sign and return the enclosed Proxy as promptly as possible in the envelope enclosed for your convenience. Should you receive more than one Proxy because your shares are registered in different names and addresses, each Proxy should be signed and returned to assure that all your shares will be voted. You may revoke your Proxy at any time prior to the Annual Meeting. If you attend the Annual Meeting and vote by ballot, your Proxy will be revoked automatically and only your vote at the Annual Meeting will be counted.

                                                     Sincerely,

                                                     Thomas Low
                                                     Secretary
Corte Madera, California
May 12, 1999

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.

                           RESTORATION HARDWARE, INC.
                             15 KOCH ROAD, SUITE J
                         CORTE MADERA, CALIFORNIA 94925
                            ------------------------

                                PROXY STATEMENT
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JUNE 18, 1999

GENERAL

     The enclosed Proxy ("Proxy") is solicited on behalf of the Board of Directors of Restoration Hardware, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on June 18, 1999 (the "Annual Meeting"). The Annual Meeting will be held in Paradise Park located at 3450 Paradise Drive, Tiburon, California 94925. These Proxy solicitation materials were mailed on or about May 12, 1999, to all stockholders entitled to vote at the Annual Meeting.

VOTING

     The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice and are described in more detail in this Proxy Statement. On April 19, 1999, the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting, 16,398,172 shares of the Company's common stock, par value $.0001 ("Common Stock"), were issued and outstanding. No shares of the Company's preferred stock, par value $.0001, were outstanding. Each stockholder is entitled to one vote for each share of Common Stock held by such stockholder on April 19, 1999. Stockholders may not cumulate votes in the election of directors.

     All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions and broker non-votes are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions will be counted towards the tabulations of votes cast on proposals presented to the stockholders and will have the same effect as negative votes, whereas broker non-votes will not be counted for purposes of determining whether a proposal has been approved.

PROXIES

     If the enclosed form of Proxy is properly signed and returned, the shares represented thereby will be voted at the Annual Meeting in accordance with the instructions specified thereon. If the Proxy does not specify how the shares represented thereby are to be voted, the Proxy will be voted FOR the election of the directors proposed by the Board unless the authority to vote for the election of such directors is withheld and, if no contrary instructions are given, the Proxy will be voted FOR the ratification of the appointment of Deloitte & Touche LLP as independent auditors for the year ending January 29, 2000. You may revoke or change your Proxy at any time before the Annual Meeting by filing with the Secretary of the Company at the Company's principal executive offices at 15 Koch Road, Suite J, Corte Madera, California 94925, a notice of revocation or another signed Proxy with a later date. You may also revoke your Proxy by attending the Annual Meeting and voting in person.

SOLICITATION

     The Company will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the Proxy and any additional solicitation materials furnished to the stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, the Company may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners. The original solicitation of Proxies by mail may be supplemented by a solicitation by telephone, telegram or other means by directors, officers or employees of the Company. No additional compensation will be paid to these individuals for any such services. Except as described above, the Company does not presently intend to solicit Proxies other than by mail.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

     Proposals of stockholders of the Company that are intended to be presented by such stockholders at the Company's 2000 Annual Meeting must be received no later than January 15, 2000, in order that they may be included in the Proxy Statement and form of Proxy relating to that meeting. In addition, the Proxy solicited by the Board of Directors for the 2000 Annual Meeting will confer discretionary authority to vote on any stockholder proposal presented at that meeting, unless the Company receives notice of such proposal not later than March 28, 2000.

                   MATTERS TO BE CONSIDERED AT ANNUAL MEETING

                      PROPOSAL ONE: ELECTION OF DIRECTORS

GENERAL

     The Company's Certificate of Incorporation provides for a classified Board of Directors consisting of three classes of directors with staggered three-year terms, with each class consisting, as nearly as possible, of one-third of the total number of directors. The Board currently consists of nine persons. The class whose term of office expires at the Annual Meeting currently consists of three directors. The directors elected to this class will serve for a term of three years, expiring at the 2002 annual meeting of stockholders or until their successors have been duly elected and qualified. All of the nominees listed below are currently directors of the Company.

     The nominees for election have agreed to serve if elected, and management has no reason to believe that such nominees will be unavailable to serve. In the event the nominees are unable or decline to serve as directors at the time of the Annual Meeting, the Proxies will be voted for any nominee who may be designated by the present Board of Directors to fill the vacancy. Unless otherwise instructed, the Proxy holders will vote the Proxies received by them FOR the nominees named below.

NOMINEES FOR TERM ENDING UPON THE 2002 ANNUAL MEETING OF STOCKHOLDERS

     Damon Ball, 41, has been a director of the Company since May 1997. Mr. Ball has been a Senior Vice President of Desai Capital Management Incorporated ("DCMI") since December 1993 and, for more than five years prior thereto, served as a Vice President of DCMI. DCMI is a specialized equity investment management firm which manages the assets of various institutional clients, including Private Equity Investors III, L.P. and Equity-Linked Investors II. Mr. Ball received his B.A. in Economics and Political Science from the University of Pennsylvania and his M.B.A. degree from the Harvard Business School.

     Raymond Hemmig, 49, joined the Board of Directors in June 1994. He has served as Chairman of the Board of Ace Cash Express, Inc., a chain of retail financial services stores, since 1988 and Chairman, Chief Executive Officer and General Partner of Retail & Restaurant Growth Capital, L.P., a private investment partnership since 1995. Mr. Hemmig served as Chief Executive Officer of ACE from 1988 to 1994. Previously, Mr. Hemmig was a foodservice, retail and franchise industries consultant from 1985 to 1988. He served as Executive Vice President of Grandy's Inc., a subsidiary of Saga Corp., from 1983 to 1985, and was Vice President and Chief Operating Officer of Grandy's Country Cookin', the predecessor restaurant company, from 1980 to 1983. He also worked with Hickory Farms of Ohio, Inc. from 1973 to 1980 in various operational and executive positions. He is a director of Party City, a publicly held discount party supply retailer, and Elizabeth Arden Red Door Salons, Inc., an operator of day spas.

     Millard Drexler, 54, joined the Board of Directors in August 1998. He has served as Chief Executive Officer of The Gap, Inc., an international specialty retailer which operates stores selling casual apparel, personal care and other accessories for men, women and children under a variety of brands including Gap, GapKids, BabyGap, Banana Republic and Old Navy, since 1995, and was President and Chief Executive Officer of the Gap Division since 1987. Previously, Mr. Drexler was the Chief Operating Officer of The Gap, Inc. from 1993 to 1995. He served as Chief Executive Officer of the Banana Republic division from 1987 to 1997.

CONTINUING DIRECTORS FOR TERM ENDING UPON THE 2000 ANNUAL MEETING OF
STOCKHOLDERS

     Robert Camp, 56, joined the Board of Directors in June 1994. He is the former CEO of Pier 1, Inc. and was associated with that firm from 1967 to 1985. In 1971, Mr. Camp co-founded Import Bazaar Ltd., a Canadian based import business, which was subsequently sold to Pier 1. In 1986, he founded Simpson and Fisher Companies, Inc., a specialty retail holding company. He owns and operates Hero's Welcome Inc., a general store and mail order operation, which he and his wife founded in 1993. He is a graduate of the University of Washington.

     David Ferguson, 43, has been a general partner of Chase Capital Partners, the sole general partner of Chase Ventures and an affiliate of Chase Securities, for the last five years. He has been a director of the Company since May 1997. Mr. Ferguson currently serves as a director of Guitar Center, Inc., a music specialty retailer, Wild Oats Markets, Inc., a natural foods retailer, and various privately held companies. Mr. Ferguson received his B.A. from Loyola College in Baltimore, Maryland and his M.B.A. from The Wharton School of the University of Pennsylvania. Mr. Ferguson is a C.P.A.

     Marshall Payne, 42, joined the Board of Directors in June 1994. He has been with Cardinal Investment Company, Inc. since 1983 and is currently Vice President. Mr. Payne also serves on the board of several private and the following public companies: Ace Cash Express, Inc., a chain of retail financial services stores, and Leslie Building Products, Inc., a building products manufacturer. Mr. Payne received his B.A. from Stanford University and his M.B.A. from Harvard Business School.

CONTINUING DIRECTORS FOR TERM ENDING UPON THE 2001 ANNUAL MEETING OF
STOCKHOLDERS

     Stephen Gordon, 48, founded the Company in 1980 and is currently the Chief Executive Officer and Chairman of the Board. Mr. Gordon has successfully led the Company through a long period of comparable store net sales growth and consistent profitability at the store level. Until the recruitment of a professional management team in 1994 and 1995, Mr. Gordon actively managed all aspects of the business. He obtained his B.A. at Drew University and his M.A. in Psychology from Humboldt State University.

     Thomas Christopher, 51, is currently the President, Chief Operating Officer and a Director. Mr. Christopher joined the Company in June 1994 as Executive Vice President, Chief Operating Officer and Director. Prior to joining Restoration Hardware, Mr. Christopher was with Barnes & Noble, Inc. for five years where he served in various capacities, including Chief Executive Officer of Bookstop Inc. and President of Barnes & Noble Superstores. Previously, Mr. Christopher worked for 19 years at Pier 1 Imports, a national chain of home furnishing retail stores, where he served in a variety of roles, including Executive Vice President of Operations. He obtained his B.B.A. in Economics from Kent State University.

     Michael Lazarus, 43, joined the Board of Directors in January 1996. He co-founded Weston Presidio Capital in 1991, a $300 million private equity fund with offices in San Francisco and Boston. He serves as a Managing Partner. Prior to the formation of Weston Presidio Capital, Mr. Lazarus served as Managing Director and Director of the Private Placement Department of Montgomery Securities since 1986. From 1983 to 1986, he was in senior management of Berkeley International, an international venture capital firm. Mr. Lazarus was with Price Waterhouse from 1977 to 1983. Mr. Lazarus is a director of Just For Feet, Inc., an athletic footwear retailer, Guitar Center, Inc., a music specialty retailer, and various privately held companies. Mr. Lazarus received his B.A. in Accounting from Grove City College and is a C.P.A.

BOARD COMMITTEES AND MEETINGS

     The Board of Directors held four meetings and acted by unanimous written consent three times during the year ended January 30, 1999. The Board of Directors has an Audit Committee, a Compensation Committee, a Real Estate Committee and a Nominating Committee. Each director, except for Mr. Drexler, attended or participated in 75% or more of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board on which such director served during the year ended January 30, 1999.

     The Audit Committee currently consists of three directors, Mr. Ball, Mr. Ferguson and Mr. Lazarus, and is primarily responsible for approving the services performed by the Company's independent auditors and reviewing their reports regarding the Company's accounting practices and systems of internal accounting controls. The Audit Committee held five meetings during the year ended January 30, 1999.

     The Compensation Committee currently consists of three directors, Mr. Drexler, Mr. Hemmig and Mr. Payne, and consisted of Mr. Camp, Mr. Hemmig and Mr. Payne during the year ended January 30, 1999, and is primarily responsible for reviewing and approving the Company's general compensation policies and recommending compensation levels for the Company's executive officers. The Compensation Committee also has the exclusive authority to administer the Company's 1998 Stock Incentive Plan and to make option grants thereunder. The Compensation Committee held two meetings and acted by unanimous written consent two times during the year ended January 30, 1999.

     The Real Estate Committee currently consists of four directors, Mr. Christopher, Mr. Ball, Mr. Camp and Mr. Hemmig, and is primarily responsible for evaluating and approving potential store locations. The Real Estate Committee held six meetings and did not act by unanimous written consent during the year ended January 30, 1999.

     The Nominating Committee was established in January 1999 and currently consists of Mr. Gordon, Mr. Lazarus and Mr. Ferguson and is primarily responsible for nominating new members to the Company's Board of Directors. The Nominating Committee did not hold any meetings or act by written consent during the year ended January 30, 1999.

DIRECTOR COMPENSATION

     Under the Automatic Option Grant Program in effect under the Company's 1998 Stock Incentive Plan (the "1998 Plan"), each individual who was serving as a non-employee Board member on June 19, 1998, the effective date of such program, was automatically granted at that time an option to purchase 14,000 shares of Common Stock, provided such person had not previously been in the Company's employ. Each individual who first joins the Board as a non-employee director any time after June 19, 1998, will receive, at the time of his or her initial election or appointment, an option to purchase 7,000 shares of Common Stock, provided such person has not previously been in the Company's employ. In addition, on the date of each annual stockholders meeting, beginning with the 1999 Annual Meeting, each individual who is to continue to serve as a non-employee Board member, whether or not such individual is standing for re-election at that particular Annual Meeting, will be granted an option to purchase 3,500 shares of Common Stock, provided such individual has not received an option grant under the Automatic Option Grant Program within the preceding six months. Each grant under the Automatic Option Grant Program will have an exercise price per share equal to the fair market value per share of the Company's Common Stock on the grant date, and will have a maximum term of 10 years, subject to earlier termination should the optionee cease to serve as a member of the Board of Directors.

     Each of Messrs. Ball, Camp, Ferguson, Hemmig, Lazarus and Payne, received an automatic option grant on June 19, 1998, for 14,000 shares of the Company's Common Stock. The exercise price per share in effect under each such option is $19.00, the fair market value per share of Common Stock on the grant date. Mr. Drexler received an automatic option grant on August 27, 1998, for 7,000 shares of the Company's Common Stock at an exercise price of $27.88 per share the fair market value per share of Common Stock on the grant date. Each option granted under the Automatic Option Grant Program is immediately exercisable for all the option shares, but any shares purchased under the option will be subject to repurchase by the Company, at the exercise price paid per share, upon the optionee's cessation of Board service prior to vesting in those shares. The shares subject to each option grant will vest in a series of three (3) successive equal annual installments upon the optionee's completion of each of the three (3) years of service with the Company after the grant date.

     Directors who were not employees of the Company or one of its subsidiaries received meeting fees of $1,000 for each Board of Directors meeting attended during the fiscal year ended January 30, 1999. Directors who were not employees of the Company or one of its subsidiaries received meeting fees of $500 for each Board of Directors Committee meeting attended during the fiscal year ended January 30, 1999 and reimbursement of travel expenses. Effective January 1, 1999, non-employee Board members will receive an annual retainer fee of $5,000, payable in $1,250 increments at the end of each calendar quarter. In addition, for each Board of Directors meeting attended in such year over and above four
(4) Board meetings, each non-employee Board member will receive an additional fee of $1,000, and for each meeting of a committee of the Board of Directors attended in a calendar year over and above two

(2) committee meetings, each non-employee Board member will receive an additional fee of $500.

     Under the Director Fee Option Grant Program in effect under the Company's 1998 Stock Incentive Plan (the "1998 Plan"), each non-employee Board member has the opportunity to apply all or a portion of any annual $5,000 retainer fee otherwise payable in cash to the acquisition of a below-market option grant. The option grant will automatically be made on the first trading day in January in the year for which the meeting fees would otherwise be payable in cash. The option will have an exercise price per share equal to one-third of the fair market value of the option shares on the grant date, and the number of shares subject to the option will be determined by dividing the amount of the meeting fee applied to the program by two-thirds of the fair market value per share of Common Stock on the grant date. The option will become exercisable for the option shares in a series of twelve (12) equal monthly installments over the calendar year for which the election is to be in effect. However, the option will become immediately exercisable for all the option shares upon (i) certain changes in the ownership or control of the Company or (ii) the death or disability of the optionee while serving as a Board member. Messrs. Camp, Ferguson, Hemmig, Lazarus and Drexler each received an option grant under the Director Fee Option Grant Program on January 4, 1999, for 326 shares of the Company's Common Stock. The exercise price per share in effect under each such option is $7.67, or one-third of the fair market value per share of Common Stock on the grant date.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES LISTED ABOVE.

               PROPOSAL TWO: RATIFICATION OF INDEPENDENT AUDITORS

     The Board of Directors has appointed the firm of Deloite & Touche LLP, independent auditors for the Company during the fiscal 1998 year, to serve in the same capacity for the year ending January 29, 2000, and is asking the stockholders to ratify this appointment. The affirmative vote of a majority of the shares represented and voting at the Annual Meeting is required to ratify the selection of Deloite & Touche LLP.

     In the event the stockholders fail to ratify the appointment, the Board of Directors will reconsider its selection. Even if the selection is ratified, the Board of Directors in its discretion may direct the appointment of a different independent auditing firm at any time during the year if the Board of Directors believes that such a change would be in the best interests of the Company and its stockholders.

     A representative of Deloite & Touche LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE SELECTION OF DELOITE & TOUCHE LLP TO SERVE AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE YEAR ENDING JANUARY 29, 2000.

                                 OTHER MATTERS

     The Company knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board of Directors may recommend. Discretionary authority with respect to such other matters is granted by the execution of the enclosed Proxy.

                            OWNERSHIP OF SECURITIES

     The following table sets forth certain information known to the Company with respect to the beneficial ownership of the Company's Common Stock as of April 19, 1999, by (i) all persons who are beneficial owners of five percent (5%) or more of the Company's Common Stock, (ii) each director and nominee for director, (iii) the executive officers named in the Summary Compensation Table of the Executive Compensation and Related Information section of this Proxy Statement and (iv) all current directors and executive officers as a group. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned, subject to community property laws, where applicable.

                                                                      PERCENTAGE
                                                        SHARES        OF SHARES
                                                     BENEFICIALLY    BENEFICIALLY
                 BENEFICIAL OWNER                       OWNED          OWNED(1)
                 ----------------                    ------------    ------------
Stephen Gordon(2)..................................   3,477,939         21.21%
Thomas Christopher(3)..............................   1,146,183          6.99%
Marshall Payne(11).................................     473,581          2.89%
Ray Hemmig(9)......................................     231,373          1.41%
Thomas Low(4)......................................     141,238             *
Millard Drexler(7).................................     111,163             *
Robert Camp(6).....................................      86,522             *
Michael Lazarus(10)................................      52,663             *
David Ferguson(8)..................................      21,163             *
Damon Ball(5)......................................      21,000             *
All directors and executive officers as a group (10
  persons).........................................   5,762,825          35.1%

---------------
  *  Less than one percent of the outstanding Common Stock.

 (1) Percentage of ownership is based on 16,398,172 shares of Common Stock outstanding on April 19, 1999. Shares of Common Stock subject to stock options which are currently exercisable or will become exercisable within 60 days after

     April 19, 1999 are deemed outstanding for computing the percentage of the person or group holding such options, but are not deemed outstanding for computing the percentage of any other person or group.

 (2) Includes 260,631 shares of Common Stock subject to options exercisable within 60 days of April 19, 1999 held by Mr. Gordon. Also includes 140,000 shares of Common Stock held by the Christine B. Gordon 1998 Qualified Grantor Retained Annuity Trust, of which Christine Gordon, the spouse of Stephen J. Gordon, is the sole trustee, and 140,000 shares held by the Stephen J. Gordon 1998 Qualified Grantor Retained Annuity Trust, of which Stephen J. Gordon is the sole trustee.

 (3) Includes 477,132 shares of Common Stock subject to options exercisable within 60 days of April 19, 1999 held by Mr. Christopher. Includes 109,375 shares of Common Stock held by the Barbara Christopher 1997 Qualified Grantor Retained Annuity Trust, of which Barbara Christopher, the spouse of Thomas A. Christopher, is the sole trustee, 2,625 shares held directly by Barbara Christopher and 109,375 shares of Common Stock held by the Thomas
     A. Christopher 1997 Qualified Grantor Annuity Trust, of which Thomas A. Christopher is the sole trustee.

 (4) Includes 99,850 shares of Common Stock subject to options exercisable within 60 days of April 19, 1999 held by Mr. Low.

 (5) Includes 21,000 shares of Common Stock subject to options exercisable within 60 days of April 19, 1999 held by Mr. Ball.

 (6) Includes 52,663 shares of Common Stock subject to options exercisable within 60 days of April 19, 1999 held by Mr. Camp.

 (7) Includes 7,163 shares of Common Stock subject to options exercisable within 60 days of April 19, 1999 held by Mr. Drexler.

 (8) Includes 21,163 shares of Common Stock subject to options exercisable within 60 days of April 19, 1999 held by Mr. Ferguson.

 (9) Includes 52,663 shares of Common Stock subject to options exercisable within 60 days of April 19, 1999 held by Mr. Hemmig.

(10) Includes 52,663 shares of Common Stock subject to options exercisable within 60 days of April 19, 1999 held by Mr. Lazarus.

(11) Includes 52,500 shares of Common Stock subject to options exercisable within 60 days of April 19, 1999 held by Mr. Payne.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The following table provides certain summary information concerning the compensation earned by the Company's Chief Executive Officer and each of the two other most highly compensated executive officers of the Company whose salary and bonus for the year ended January 30, 1999 was in excess of $100,000, for services rendered in all capacities to the Company and its subsidiaries for the years ended February 2, 1997, January 31, 1998 and January 30, 1999. No executive officer who would have otherwise been includable in such table on the basis of salary and bonus earned for the year ended January 30, 1999 has been excluded by reason of his or her termination of employment or change in executive status during that year. The listed individuals shall be hereinafter referred to as the "Named Executive Officers".

                           SUMMARY COMPENSATION TABLE

                                                                              LONG-TERM
                                                                            COMPENSATION
                                                                               AWARDS
                                                                              NUMBER OF
                                   ANNUAL COMPENSATION       OTHER ANNUAL    SECURITIES      ALL OTHER
                               ---------------------------   COMPENSATION    UNDERLYING     COMPENSATION
 NAME AND PRINCIPAL POSITION   YEAR   SALARY($)   BONUS($)      ($)(1)      OPTIONS(#)(2)      ($)(3)
 ---------------------------   ----   ---------   --------   ------------   -------------   ------------
Stephen Gordon...............  1998   $250,000    $125,000     $11,400         67,900           $810
  Chairman of the Board        1997    153,077     33,456       21,346         28,000            183
  and Chief Executive
Officer......................  1996    111,536     37,260       16,110         70,000             --
Thomas Christopher...........  1998    200,000     80,000       11,400         58,100            558
  President and Chief          1997    133,038     23,862       11,400         28,000            157
  Operating Officer            1996    101,538     28,350       12,000         52,500             --
Thomas Low...................  1998    150,000     60,000       11,400         48,300            672
  Senior Vice President        1997    103,562     17,712        9,700         28,000            116
  and Chief Financial Officer  1996     83,846     22,950        7,200         42,000             --

---------------
(1) "Other Annual Compensation" includes: (i) for 1997 a $4,273 relocation allowance and a $4,273 medical allowance provided to Mr. Gordon and (ii) for each of 1996, 1997 and 1998 car allowances provided to Messrs. Gordon, Christopher and Low.

(2) The options listed in the table were granted under the Company's 1995, 1996 and 1998 Stock Option Plans. See "Management -- Option/SAR Grants in Last Year" for a description of the terms of these options.

(3) Represents contributions by the Company to the Company's 40l(k) Plan which was implemented in November 1997.

STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

     The following table contains information concerning the stock options granted to the Named Executive Officers during the year ended January 30, 1999. All the grants were made under the Company's 1998 Stock Incentive Plan. No stock appreciation rights were granted to the Named Executive Officers during such year.

                                                                                 POTENTIAL REALIZABLE
                                                                                   VALUE AT ASSUMED
                                                                                 ANNUAL RATES OF STOCK
                                                                                PRICE APPRECIATION FOR
                                         INDIVIDUAL GRANTS                         OPTION TERM($)(3)
                       ------------------------------------------------------   -----------------------
                       NUMBER OF    PERCENTAGE OF
                       SECURITIES   TOTAL OPTIONS
                       UNDERLYING    GRANTED TO
                        OPTIONS     EMPLOYEES IN     EXERCISE      EXPIRATION
        NAME           GRANTED(1)       YEAR        PRICE($)(2)       DATE         5%           10%
        ----           ----------   -------------   -----------    ----------   ---------   -----------
Stephen Gordon.......    67,900          9.2%         $20.90(4)     6/19/08     $892,471    $2,261,696
Thomas Christopher...    58,100          7.9%          19.00        6/19/08      694,237     1,759,332
Thomas Low...........    48,300          6.5%          19.00        6/19/08      577,137     1,462,577

---------------
(1) The options become exercisable in a series of three equal annual installments upon the optionee's completion of each of the three years of service with the Company after the grant date. The options have a maximum term of ten years measured from the grant date, subject to earlier termination following the optionee's cessation of service. The shares subject to each option will vest in full in the event the Company is acquired by merger or asset sale, unless the options are assumed by the successor corporation.

(2) The exercise price may be paid in cash or in shares of Common Stock valued at fair market value on the exercise date. Alternatively, the option may be exercised through a cashless exercise procedure pursuant to which the optionee provides irrevocable instructions to a brokerage firm to sell the purchased shares and to remit to the Company, out of the sale proceeds, an amount equal to the exercise price plus all applicable withholding taxes. The Compensation Committee may also assist an optionee in the exercise of an option by (i) authorizing a loan from the Company in a principal amount not to exceed the aggregate exercise price plus any tax liability incurred in connection with the exercise or (ii) permitting the optionee to pay the option price in installments over a period of years upon terms established by the Compensation Committee.

(3) There can be no assurance provided to any executive officer or other holder of the Company's securities that the actual stock appreciation over the ten-year option term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of the Common Stock appreciates over the option term, no value will be realized from the options granted to the Named Executive Officers.

(4) Mr. Gordon's options were granted with an exercise price per share equal to 110% of the fair market value per share of Common Stock on the June 19, 1998 option grant date. The fair market value of Mr. Gordon's options on the date of grant was $19.00.

AGGREGATED OPTION/SAR EXERCISES AND FISCAL YEAR-END VALUES

     The following table sets forth information, with respect to the Named Executive Officers concerning the exercise of options during the fiscal year and the unexercised options held by them at the year ended January 30, 1999. No options or stock appreciation rights were exercised by any such individual during the year ended January 30, 1999, and no stock appreciation rights were outstanding as of such date.

                             NUMBER OF SECURITIES UNDERLYING          VALUE OF UNEXERCISED
                                 UNEXERCISED OPTIONS AT              IN-THE-MONEY OPTIONS AT
                                     YEAR-END($)(1)                      YEAR-END($)(2)
                            ---------------------------------   ---------------------------------
                            EXERCISABLE(1)   UNEXERCISABLE(1)   EXERCISABLE(1)   UNEXERCISABLE(1)
                            --------------   ----------------   --------------   ----------------
Stephen Gordon............     207,666            98,234          $3,986,094        $  368,480
Thomas Christopher........     439,098            76,767           8,605,882           278,613
Thomas Low................      89,248            72,802           1,656,453           374,940

---------------
(1) Certain of the options held by the Named Executive Officers are immediately exercisable, for all of the option shares but the shares purchasable thereunder are subject to repurchase by the Company, at the exercise price paid per share, upon the optionee's termination of service with the Company prior to vesting in the shares. The table includes under the column titled 'Exercisable" the vested portion of the option shares and under the column titled 'Unexercisable" the unvested portion of the option shares.

(2) Based on the fair market value of the option shares as of January 30, 1999 ($20.56 per share), less the option exercise price payable for those shares.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL
ARRANGEMENTS

     The Company does not presently have any employment contracts in effect with the Chief Executive Officer or any of the other Named Executive Officers.

     The Compensation Committee of the Board of Directors, as Plan Administrator of the 1998 Stock Incentive Plan, has the authority to provide for accelerated vesting of the shares of Common Stock subject to any outstanding options held by the Chief Executive Officer or any other executive officer or any unvested share issuances actually held by such individual, in connection with certain changes in control of the Company or the subsequent termination of the officer's employment following the change in control event.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation Committee of the Company's Board of Directors are currently Messrs. Drexler, Hemmig and Payne. None of these individuals was an officer or employee of the Company at any time during the year ended January 30, 1999 or at any other time.

     No current executive officer of the Company serves as a member of the Board of Directors or Compensation Committee of any other entity which has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     It is the duty of the Compensation Committee to review and determine the salaries and bonuses of executive officers of the Company, including the Chief Executive Officer, and to establish the general compensation policies for such individuals. The Compensation Committee also has the sole and exclusive authority to make discretionary option grants to the Company's executive officers under the Company's 1998 Stock Incentive Plan.

     The Compensation Committee believes that the compensation programs for the Company's executive officers should reflect the Company's performance and the value created for the Company's stockholders. In addition, the compensation programs should support the short-term and long-term strategic goals and values of the Company and should reward individual contribution to the Company's success. The Company is engaged in a very competitive industry, and the Company's success depends upon its ability to attract and retain qualified executives through the competitive compensation packages it offers to such individuals.

     General Compensation Policy. The Compensation Committee's policy is to provide the Company's executive officers with compensation opportunities which are based upon their personal performance, the financial performance of the Company and their contribution to that performance and which are competitive enough to attract and retain highly skilled individuals. Each executive officer's compensation package is comprised of three elements: (i) base salary that is competitive with the market and reflects individual performance, (ii) annual variable performance awards payable in cash and tied to the Company's achievement of annual financial performance goals and (iii) long-term stock-based incentive awards designed to strengthen the mutuality of interests between the executive officers and the Company's stockholders. As an officer's level of responsibility increases, a greater proportion of his or her total compensation will be dependent upon the Company's financial performance and stock price appreciation rather than base salary.

     The Company retains the services of an independent consulting firm to advise the Committee as to how the Company's executive compensation levels compare to those of companies within and outside of the industry.

     Factors. The principal factors that were taken into account in establishing each executive officer's compensation package for the year ended January 30, 1999 are described below. However, the Compensation Committee may in its discretion apply entirely different factors, such as different measures of financial performance, for future years.

     Base Salary. In setting base salaries, the Compensation Committee reviewed published compensation survey data for its industry. The Committee also identified a group of companies for comparative compensation purposes for which it reviewed detailed compensation data incorporated into their Proxy Statements. This group was comprised of approximately eight companies considered to be "peer" group retailers. The base salary for each officer reflects the salary levels for comparable positions in the published surveys and the comparative group of companies, as well as the individual's personal performance and internal alignment considerations. The relative weight given to each factor varies with each individual in the sole discretion of the Compensation Committee. Each executive officer's base salary is adjusted each year on the basis of (i) the Compensation Committee's evaluation of the officer's personal performance for the year and (ii) the competitive marketplace for persons in comparable positions. The Company's performance and profitability may also be a factor in determining the base salaries of executive officers. For the year ended January 30, 1999, the base salary of the Company's executive officers ranged from the 40th percentile to the 60th percentile of the base salary levels in effect for comparable positions in the surveyed compensation data.

     Annual Incentives. The annual incentive bonus for the executive officers earned in the year ended January 30, 1999 was discretionary in nature and was determined by the Compensation Committee.

     Long Term Incentives. Generally, stock option grants are made annually by the Compensation Committee to each of the Company's executive officers. Each grant is designed to align the interests of the executive officer with those of the stockholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. Each grant allows the officer to acquire shares of the Company's Common Stock at a fixed price per share (the market price on the grant date) over a specified period of time (up to ten years). Each option becomes exercisable in a series of installments over a three-year period, contingent upon the officer's continued employment with the Company. Accordingly, the option will provide a return to the executive officer only if he or she remains employed by the Company during the vesting period, and then only if the market price of the shares appreciates over the option term.

     The size of the option grant to each executive officer, including the Chief Executive Officer, is set by the Compensation Committee at a level that is intended to create a meaningful opportunity for stock ownership based upon the individual's current position with the Company, the individual's personal performance in recent periods and his or her potential for future responsibility and promotion over the option term. The Compensation Committee also takes into account the number of unvested options held by the executive officer in order to maintain an appropriate level of equity incentive for that individual. The relevant weight given to each of these factors varies from individual to individual. The Compensation Committee has established certain guidelines with respect to the option grants made to the executive officers, but has the flexibility to make adjustments to those guidelines at its discretion.

     CEO Compensation. The Compensation Committee adjusted Mr. Gordon's base salary for the year ended January 30, 1999 in recognition of his personal performance and with the objective of maintaining his base salary at a competitive level when compared with the base salary levels in effect for similarly situated chief executive officers. With respect to Mr. Gordon's base salary, it is the Compensation Committee's intent to provide him with a level of stability and certainty each year and not have this particular component of compensation affected to any significant degree by Company performance factors. For the year ended January 30, 1999, Mr. Gordon's base salary was approximately at the median of the base salary levels of other chief executive officers at the surveyed companies.

     The remaining components of Mr. Gordon's compensation for the year ended January 30, 1999, however were primarily dependent upon corporate performance. Mr. Gordon received a cash bonus of $125,000 for the year ended January 30, 1999 in recognition of his contribution to the Company. The Compensation Committee awarded a stock option grant to Mr. Gordon in 1998 in order to provide him with an equity incentive to continue contributing to the financial success of the Company. The option will have value for Mr. Gordon only if the market price on the underlying option shares appreciates over the market price in effect on the date the grant was made.

     Compliance with Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly held companies for compensation paid to certain of their executive officers, to the extent that compensation exceeds $1 million per covered officer in any year. The limitation applies only to compensation which is not considered to be performance-based. Non-performance based compensation paid to the Company's executive officers for the year ended January 30, 1999 did not exceed the $1 million limit per officer, and the Compensation Committee does not anticipate that the non-performance based compensation to be paid to the Company's executive officers for the 1999 fiscal year will exceed that limit. The Company's 1998 Stock Incentive Plan has been structured so that any compensation deemed paid in connection with the exercise of option grants made under that plan with an exercise price equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation which will not be subject to the $1 million limitation. Because it is unlikely that the cash compensation payable to any of the Company's executive officers in the foreseeable future will approach the $1 million limit, the Compensation Committee has decided at this time not to take any action to limit or restructure the elements of cash compensation payable to the Company's executive officers. The Compensation Committee will reconsider this decision should the individual cash compensation of any executive officer ever approach the $1 million level.

     It is the opinion of the Compensation Committee that the executive compensation policies and plans provide the necessary total remuneration program to properly align the Company's performance and the interests of the Company's stockholders through the use of competitive and equitable executive compensation in a balanced and reasonable manner, for both the short and long-term.

     Submitted by the Compensation Committee of the Company's Board of Directors for fiscal year ended January 30, 1999:

                                           Robert Camp
                                           Raymond Hemmig
                                           Marshall Payne

STOCK PERFORMANCE GRAPH

     The graph depicted below shows a comparison of cumulative total stockholder returns for the Company, the NASDAQ Retail Trade Stocks and the NASDAQ Index.

                                                       RESTORATION                NASDAQ STOCK                NASDAQ RETAIL
                                                     HARDWARE, INC.               MARKET (U.S.)                   TRADE
                                                     --------------               -------------               -------------
'6/18/98'                                                  100                         100                         100
'6/98'                                                     132                         107                         104
'7/98'                                                     166                         106                          97
'8/98'                                                     136                          85                          72
'9/98'                                                     109                          97                          76
'10/98'                                                    106                         101                          84
'11/98'                                                    147                         111                          96
'12/98'                                                    141                         125                         103
'1/99'                                                     108                         144                         105

---------------
 * $100 INVESTED ON 6/18/98 IN STOCK OR INDEX
   INCLUDING REINVESTMENT OF DIVIDENDS
   FISCAL YEAR ENDING JANUARY 30, 1999.

(1) The graph covers the period from June 19, 1998, the commencement date of the Company's initial public offering of shares of its Common Stock to January 30, 1999.

(2) The graph assumes that $100 was invested in the Company on June 19, 1998, in the Company's Common Stock and in each index, and that all dividends were reinvested. No cash dividends have been declared on the Company's Common Stock.

(3) Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings made under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings made by the Company under those statutes, neither the preceding Stock Performance Graph nor the Compensation Committee Report is to be incorporated by reference into any such prior filings, nor shall such graph or report be incorporated by reference into any future filings made by the Company under those statutes.

                              CERTAIN TRANSACTION

     In addition to the indemnification provisions contained in the Company's Restated Certificate of Incorporation and Bylaws, the Company has entered into separate indemnification agreements with each of its directors and officers. These agreements require the Company, among other things, to indemnify such director or officer against expenses (including attorneys' fees), judgments, fines and settlements (collectively, "Liabilities") paid by such individual in connection with any action, suit or proceeding arising out of such individual's status or service as a director or officer of the Company (other than Liabilities arising from willful misconduct or conduct that is knowingly fraudulent or deliberately dishonest) and to advance expenses incurred by such individual in connection with any proceeding against such individual with respect to which such individual may be entitled to indemnification by the Company.

     The Company leases its store at 417 Second Street, Eureka, California from Mr. and Mrs. Gordon. Pursuant to a written lease, the Company pays approximately $34,000 annually to Mr. and Mrs. Gordon for use of the store. In 1996, 1997 and 1998, such lease payments totaled $33,700, $33,600 and $41,400, respectively.

     Pursuant to a Restated Investors Rights Agreement (the "Investor Rights Agreement") between the Company and certain holders of common stock and warrants, including all Directors and Officers (collectively, the "Holders"), the Holders have registration rights. If, at any time after December 18, 1998
(A) the Holders of at least 40% of Registrable Securities then outstanding or
(B) any Holder who purchased at least $10,000,000 of the Company's Series D Preferred Stock, request in writing that the Company file a registration statement for all or a portion of the Registrable Securities then outstanding, providing that the aggregate offering price to the public would exceed $10,000,000, the Company will, subject to certain limitations, use its best efforts to cause such shares to be registered within 90 days of receipt of such a request. "Registrable Securities" consist of Common Stock that was issued upon conversion of the Company's Series A, B, C and D Preferred Stock and outstanding warrants. The Company is not obligated to effect more than three registrations under this demand registration provision.

     In addition, if the Company receives from (A) Holders of at least 40% of the Registrable Securities then outstanding or (B) any Holder who purchased at least $10,000,000 of the Company's Series D Preferred Stock, a written request or requests that the Company effect a registration on Form S-3, providing the anticipated aggregate offering price would exceed $500,000, the Company will, subject to certain limitations, cause such shares to be registered as soon as practicable. Holders also have unlimited "piggyback" registration rights which are exercisable within 20 days of notice of the Company's proposal to register any of its stock or other securities under the Securities Act in connection with the public offering of such securities solely for cash. All registration expenses, exclusive of underwriting discounts and commissions, of demand registrations, S-3 registrations, or piggyback registrations, shall be borne by the Company.

     All registration rights terminate upon an occurrence of either (i) June 18, 2002 or (ii) when all shares held by a Holder can be sold within a given three month period, without compliance with the registration requirements of the Securities Act, pursuant to Rule 144 thereunder.

     All future transactions between the Company and its officers, directors, principal stockholders and affiliates will be approved by a majority of the independent and disinterested members of the Board of Directors, and will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

                         COMPLIANCE WITH SECTION 16(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

     The members of the Board of Directors, the executive officers of the Company and persons who hold more than 10% of the Company's outstanding Common Stock are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934 which require them to file reports with respect to their ownership of the Common Stock and their transactions in such Common Stock. Based upon (i) the copies of Section 16(a) reports which the Company received from such persons for their 1998 transactions in the Common Stock and their Common Stock holdings, and (ii) the written representations received from one or more of such persons that no annual Form 5 reports were required to be filed by them for the year ended January 30, 1999, the Company believes that all reporting requirements under Section 16(a) for such year were met in a timely manner by its directors, executive officers and greater than ten percent beneficial owners.

                                 ANNUAL REPORT

     A copy of the Annual Report has been mailed concurrently with this Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The Annual Report is not incorporated into this Proxy Statement and is not considered Proxy solicitation material.

                                   FORM 10-K

     The Company filed an Annual Report on Form 10-K with the Securities and Exchange Commission on or about April 29, 1999. Stockholders may obtain a copy of this report, without charge, by writing to Thomas Low, Chief Financial Officer, Senior Vice President, and Secretary of the Company, at the Company's principal executive offices located at 15 Koch Road, Suite J, Corte Madera, California 94925.

                                           THE BOARD OF DIRECTORS OF
                                           RESTORATION HARDWARE, INC.

Dated: May 12, 1999

[1762-RESTORATION HARDWARE, INC.] [FILE NAME: RSH72B.ELX] [VERSION-2] [06/06/99]
                                  DETACH HERE


                                     PROXY
                           RESTORATION HARDWARE, INC.

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                           RESTORATION HARDWARE, INC.

The undersigned revokes all previous proxies, acknowledges receipt of the Notice of the Annual Meeting of Stockholders to be held June 18, 1999 and the Proxy Statement and appoints Stephen Gordon, Thomas Christopher and Thomas Low, and each of them the proxy of the undersigned, with full power of substitution, to vote all shares of Common Stock or Preferred Stock or Restoration Hardware (the "Company") which the undersigned is entitled to vote either on his or her own behalf or on behalf of any entity or entities, at the Annual Meeting of Stockholders of the Company to be held in Paradise Park located at 3450 Paradise Drive, Tiburon, California, from 11:00 A.M. to 2:00 P.M., Pacific Time, Friday, June 18, 1999, (the "Annual Meeting"), and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this Proxy shall be voted in the manner set forth on the reverse side.



-----------                                                          -----------
SEE REVERSE        CONTINUED AND TO BE SIGNED ON REVERSE SIDE        SEE REVERSE
   SIDE                                                                 SIDE
-----------                                                          -----------

[1762-RESTORATION HARDWARE, INC.] [FILE NAME: RSH72A.ELX] [VERSION-1] [04/29/89]
                                  DETACH HERE

4SH72A

[ X ] PLEASE MARK                                                            __
      VOTES AS IN                                                              |
      THIS EXAMPLE.

     The Board of Directors recommends a vote IN FAVOR OF the directors listed below and a vote IN FAVOR OF each of the listed proposals. This Proxy, when properly executed, will be voted as specified above. If no specification is made, this Proxy will be voted IN FAVOR OF the election of the directors listed below and IN FAVOR OF the other proposals.
                                                             FOR AGAINST ABSTAIN
     1. To elect three directors to    2. To ratify the     [   ] [   ]   [   ]
        serve for a three-year term       appointment of
        ending in the year 2002 or        Deloitte & Touche
        until their successors are        LLP as independent
        duly elected and qualified:       auditors for the
        NOMINEES: Damon Ball,            Company for the
        Manard Drexler and                year ending
        Raymond Hanning                   January 29, 2000
             FOR       WITHHELD
           [    ]       [    ]         3. In accordance with the direction of
                                          the proxy holders, to act upon all
        [    ]                            matters incident to the conduct of the
              ------------------------    meeting and upon other matters as may
               For all nominees except    properly come before the meeting.
                as noted above



                                       MARK HERE IF YOU PLAN TO ATTEND THE [   ]
                                       MEETING.

                                       MARK HERE FOR ADDRESS CHANGE AND    [   ]
                                       NOTE AT LEFT.

                                       Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

                         Date:       Signature:                     Date:
                              -------          ---------------------     -------